Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 25, 2023, except for Notes 3(a) and 7, as to which the date is October 31, 2023, and Note 3(k), as to which the date is January 23, 2024,with respect to the financial statements of ArriVent BioPharma, Inc. incorporated by reference herein.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 2, 2024